Exhibit 10-19
Page 1 of 4


                        EXCLUSIVE GRAIN SUPPLY AGREEMENT


    AGREEMENT made this ___ day of June, 1995, by and between Farmland Industries, Inc., a Kansas corporation having its principal offices at 3315 N. Oak Trafficway, Kansas City, Missouri ("Farmland") and High Plains Corporation, 412 N. First St., Box 427, Colwich, Kansas 67030 ("High Plains").

WHEREAS, Farmland is a seller of grain in the States of Kansas and Nebraska; and

WHEREAS, High Plains is a purchaser of grain for use at its Colwich, Kansas and York, Nebraska plants; and

WHEREAS, both Farmland and High Plains desire to enter into an exclusive supply agreement for the sale of grain by Farmland to High Plains for use at the Colwich, Kansas and York, Nebraska, plants.

NOW, THEREFORE, in consideration of the mutual agreements and other good and valuable consideration hereinafter set forth, the parties agree as follows:

1. SALE OF PRODUCTS. This Agreement applies to all grain purchased by High Plains for use at its Colwich, Kansas and York, Nebraska, plants (the "Grain"). High Plains agrees to buy all of its requirements of Grain from Farmland for the term of this Agreement. Farmland agrees to sell, subject to availability, such Grain to High Plains for the term of this Agreement. Farmland and High Plains agree that such purchases will be at terms, conditions and price as agreed upon quarterly or as otherwise necessary depending on High Plains' demand during the term of this Agreement. At each quarter, Farmland, at a minimum, will price Grain at 90 days supply for High Plains' consideration and, at High Plains' option, will price an additional 120 days supply. Farmland agrees to provide to High Plains up to five million bushels warehouse receipts at tariff storage rates.

2. FORECAST INFORMATION. Farmland agrees to provide High Plains with quarterly feedgrain analyses and other forecast information available from third-parties to assist High Plains in its purchase decisions. However, regardless of any price or purchase recommendations or forecasts provided by Farmland, High Plains remains solely responsible for its purchasing decisions and any gains or losses resulting from those decisions. FARMLAND PROVIDES NO WARRANTY AS TO ANY PRIClNG INFORMATION, FORECASTS OR PURCHASE RECOMMENDATIONS.

3. PRICE. Farmland agrees to sell to High Plains at a fixed price, F.O.B. Colwich, Kansas or York, Nebraska. Farmland will absorb the costs of all hedges, commissions, freight, transportation, and inventory carry charges prior to delivery.

4. PAYMENT. Payment for purchases under this Agreement are due weekly. Farmland agrees to accept a demand letter of credit in lieu of cash for a period of 30 days.

5. TERM. This Agreement shall commence on July 1, 1995 and continue for one year. After the first year, the Agreement shall automatically renew for one-year terms. However, either party may terminate this Agreement at any time upon giving the other party thirty (30) days notice of termination in writing. This Agreement may be terminated immediately by Farmland if (i) High

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Plains' financial responsibility becomes impaired, (ii) it makes an assignment or arrangement for benefit of creditors or (iii) it files a petition in bankruptcy or has such petition filed against it.

Upon expiration, termination, or cancellation of this Agreement, neither party shall have any rights or obligations or liability to the other party with respect to this Agreement except for (a) the obligation to make full payment of any outstanding monetary obligations owed to the other party which monetary obligation was incurred prior to the date of such expiration, termination or cancellation, and (b) obligations under any Grain contract which existed prior to such expiration, termination or cancellation of this Agreement.

6. EMPLOYEES Each party shall be solely responsible for the acts and inactions of its employees acting within the course and scope of their employment by such party and each party shall be solely responsible for the salary, wages and payroll taxes for its employees and shall maintain Workers' Compensation Insurance on its employees as required by applicable state law. The parties shall have no joint employees as a result of this Agreement and neither party shall incur any responsibility or liability whatsoever with respect to, or for the acts or inactions of, the employees of the other party as a result of this Agreement.

7. INDEMNIFICATION. Farmland shall indemnify and hold High Plains, and its affiliates, subsidiaries, parents, directors, officers, employees and agents harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including attorneys' fees) alleged or incurred on account of any injury or death of persons or damages to property or any other claim to the extent caused by or arising out of the negligent acts or omissions of Farmland, its officers, agents or employees, or any breach by Farmland, its officers, agents or employees, of any of the terms of this Agreement, or any representations by Farmland which are not authorized pursuant to this Agreement or pursuant to specific instructions given to Farmland by High Plains.

High Plains shall indemnify and hold Farmland, and its affiliates, subsidiaries, parents, directors, officers, employees and agents harmless from and against any and all claims, losses, awards, judgments, settlements, fines, penalties, liabilities, damages, costs or expenses (including attorneys' fees) alleged or incurred on account of any injury or death of persons or damages to property or any other claim to the extent caused by or arising out of the negligent acts or omissions of High Plains, its officers, agents or employees, or any breach by High Plains, its officers, agents, or employees, of any of the terms of this Agreement, or any representations by High Plains which are not authorized pursuant to this Agreement or pursuant to specific instructions given to High Plains by Farmland.

8. FORCE MAJEURE. Neither party shall be liable for failure to perform or for delay in performing this Agreement, other than for all existing debt, where such failure or delay is occasioned by (a) fire, explosion, breakdown of plant, failure of machinery, strike, lock-out, labor dispute, casualty or accident, or lack or failure in whole or in part of transportation facilities, (b) storm, flood or drought, (c) lack or failure in whole or in part of the sources of supply (other than Grain), labor, or power or other utilities, (d) acts of God or of the public enemy, war, riots, police action, or civil commotion, (e) any law, regulation, ordinance, demand, judgment, injunction, arbitral award, or other requirement or regulation of any government or government agency or instrumentality or (f) any other act whatsoever, whether similar or dissimilar to those above-enumerated, beyond the reasonable control of the party suffering such event of force majeure. The party asserting that an event of force majeure has occurred shall send the other party notice thereof

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Exhibit 10-19
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by cable, telecopy or telex no later than three (3) days after the beginning of such claimed event setting forth a description of the event of force majeure, an estimate of its effect upon the party's ability to perform its obligations under this Agreement and the duration thereof. The notice shall be supplemented by such other information or documentation as the party receiving the notice may reasonably request. As soon as possible after the cessation of any event of force majeure, the party which asserted such event shall give the other party written notice of such cessation. Whenever possible, each party shall give the other party notice of any threatened or impending event of force majeure.

9. ALTERNATE DISPUTE RESOLUTION. This contract is subject to the National Grain and Feed Association Grain Trade Rules and Arbitration Rules. Any controversy arising out of, or relating to, the Agreement between the parties or any modification or extension thereof, including any claim for damages or rescission, or both, shall be settled by arbitration in accordance with those rules unless the parties should agree otherwise in writing. The parties further agree that arbitration proceedings must be instituted within one year after the occurrence of the claimed breach, and that the failure to institute arbitration proceedings within such time period shall constitute an absolute bar to the institution of any proceedings and a waiver of all claims. All fees for such arbitration will be divided equally between the parties except that each party shall pay its own attorney's fees and the costs associated with producing documents and other information.

10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Missouri without giving affect to the choice of law rules thereof. The parties consent to the jurisdiction of the Courts of the State of Missouri and of the United States District Court for the Western District of Missouri for all purposes in connection with the above arbitration.

11. NOTICES. All notices, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail (registered or certified), postage prepaid or deposited with a reputable overnight delivery service, with delivery charges prepaid, in each case addressed or transmitted to the appropriate address as follows (or as otherwise designated by a party as to itself by notice to the other party given in accordance with this section):

If to Farmland:       Farmland Industries, Inc.
                      10100 N. Executive Hills Blvd.
                      Kansas City, Missouri 64153
                Attn: Vice President Grain




If to High Plains:    High Plains Corporation
                      412 N. First St.
                      Box 427
                      Colwich, Kansas 67030
                Attn: _______________________

12. INSURANCE. The parties shall maintain the following insurance at all times while this Agreement is in effect:

a.  Statutory Worker's Compensation and Employer's Liability
Insurance in           compliance with the laws of the states
where the work is being performed.

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Exhibit 10-19
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b.    Comprehensive General Liability Insurance as follows:

      i. Bodily injury liability in an amount of not less than $1,000,000 for injuries, including death, in any one occurrence.

      ii. Property damage liability in an amount of not less
than $1,000,000              covering damage to or destruction
of property in any one occurrence.

      iii.Automotive public liability insurance in an amount of not less than $1,000,000 for bodily injuries, including death, in any one occurrence, and in an amount of not less than $1,000,000 covering damage to property in any one occurrence.

The foregoing liability insurance coverage shall include coverage for contractual liability under this Agreement. The insurance requirements set forth herein are minimum coverage requirements and are not to be construed in any way as a limitation on liability under this Agreement.

13. WARRANTIES. EXCEPT AS SET FORTH ABOVE, FARMLAND BY THIS
AGREEMENT MAKES NO WARRANTIES, EXPRESS OR IMPLIED BY OPERATION
OF LAW OR OTHERWISE, INCLUDING BUT NOT LIMITED TO ANY WARRANTY
OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14. ASSIGNMENT. This Agreement shall not be assigned by either party without the written consent of the other party, and any attempted assignment without such consent shall be ineffective.

15. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties and supersedes all previous agreements either oral or written, between the parties hereto, and no modifications hereof shall be valid unless made in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year above written.

THIS CONTRACT CONTAINS A BINDING ARBlTRATION PROVISION WHICH MAY
BE ENFORCED BY THE PARTIES.


                                    HIGH PLAINS CORPORATION

                                    By:    Stanley E. Larson

                                    Title: President, C.E.O.



                                    FARMLAND INDUSTRIES, INC.

                                    By:    Bryce Wells

                                    Title: Director Grain Division